Exhibit 99.2

Mobiquity Technologies, Inc. Announces Closing of $3.75 Million Public Offering

New York, NY / February 16, 2023 – Mobiquity Technologies, Inc.(NASDAQ: MOBQ) (the “Company”), a provider of next-generation data and advertising technologies, announced today the closing of its previously announced underwritten public offering of shares of common stock and pre-funded warrants, accompanied by Series 2023 Warrants, for gross proceeds of approximately $3.75 million, prior to deducting underwriting discounts and commissions and offering expenses payable by the Company and excluding any exercise of the underwriter’s over-allotment option to purchase any additional securities. The proceeds from the offering will enable Mobiquity Technologies to expand its product offerings and enhance its Artificial Intelligence (AI) technology.

The Company filed a final prospectus relating to the offering with the Securities and Exchange Commission on February 15, 2023, which describes, among other things, the number and terms of the securities sold in the offering.

Spartan Capital Securities, LLC acted as sole bookrunner for this offering. Ruskin Moscou Faltischek P.C. represented the Company and Manatt, Phelps & Phillips, LLP represented Spartan Capital Securities, LLC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mobiquity Technologies

Mobiquity Technologies, Inc. is a next-gen, Platform-as-a-Service (PaaS) company for data and advertising. The Company maintains one of the largest audience databases available to advertisers and marketers through its subsidiaries. Mobiquity Technologies’ current platforms; Advangelists (www.advangelists.com) and MobiExchange (www.mobiexchange.com) provide programmatic advertising technologies, data insights on consumer behavior, automated ad copy and omni-channel delivery options. For more information, please visit: https://mobiquitytechnologies.com

Safe Harbor Statement

This press release contains forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as "may", "will," "expect," "anticipate," "target," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. Further information regarding these and other risks, uncertainties or factors is included in the Company's filings with the SEC. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

Mobiquity Technologies, Inc. Investor Relations:

Columbia Marketing Group
Email: john@TheColumbiaMarketingGroup.com
Phone: 646-736-1900